Exhibit 99.1

Parkway Acquisition Corp. Announces Fourth Quarter 2017 Results

FOR IMMEDIATE RELEASE
For more information contact:
Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 21, 2018 /PRNewswire-FirstCall/ -- On February 21, 2018, Parkway Acquisition Corp. (Parkway) (OTC QX: PKKW) – the holding company for Skyline National Bank – announced fourth quarter 2017 earnings.

Results of Operations for the Three Months ended December 31, 2017 and 2016

Parkway recorded a net loss of $214 thousand, or $0.04 per share for the quarter ended December 31, 2017 compared to net income of $397 thousand, or $0.08 per share for the quarter ended December 31, 2016.  The loss was due to a nonrecurring charge to income tax expense to reflect the impact of the Tax Cuts and Jobs Act which was signed into law on December 22, 2017.  The new legislation reduced tax rates effective January 1, 2018, resulting in a re-measurement of the Company's deferred tax assets and liabilities.  The change in value of the Company's deferred tax assets was recorded as an addition to current income tax expense of $1.44 million for the three-month period ended December 31, 2017.  Income tax expense related to ordinary operations totaled $522 thousand for the fourth quarter of 2017 compared to $159 thousand for the fourth quarter of 2016.  Net income before income taxes totaled $1.74 million or $0.35 per share for the quarter ended December 31, 2017 compared to $556 thousand or $0.11 per share for the same period in 2016.  The increase in pretax earnings of $1.19 million from the fourth quarter of 2016 to the fourth quarter of 2017 was due primarily to an increase in net interest income combined with a decrease in noninterest expenses.  Net income, without the impact of the one-time charge to income tax expense, totaled $1.22 million or $0.24 per share for the quarter ended December 31, 2017.

Total interest income increased by $245 thousand for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016.  The increase in interest income was attributable primarily to an increase in the average balance of loans outstanding during the period as the bank's loan portfolio grew by $12.9 million, or 3.13% in 2017.  Accretion of purchased loan discounts decreased by $131 thousand in the fourth quarter of 2017 compared to 2016; however, this decrease was offset by recoveries of previously charged off interest totaling $132 thousand during the quarter.

Interest expense on deposits increased by $61 thousand due primarily to a reduction in the accretion of purchase discounts applied to time deposits acquired in the Cardinal merger.  Accretion of time deposit discounts totaled $36 thousand for the fourth quarter of 2017 compared to $107 thousand for the same quarter in 2016. Interest expense on borrowings decreased by $96 thousand due to a reduction in borrowings of $10.0 million in the fourth quarter of 2016.  The result was an increase in net interest income of $280 thousand for the quarter ended December 31, 2017, compared to the same quarter last year.  The increase in net interest income was reflected in the Bank's net interest margin which increased to 4.36% for the fourth quarter of 2017, compared to 4.26% in the third quarter of 2017 and 3.97% for the fourth quarter of 2016.

The provision for loan losses was a negative $16 thousand for the quarter ended December 31, 2017, compared to a negative $19 thousand for the quarter ended December 31, 2016.  The reserve for loan losses at December 31, 2017 was approximately 0.81% of total loans, compared to 0.83% at December 31, 2016.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans.  As of December 31, 2017, the remaining unaccreted discount on the acquired loan portfolio totaled $3.97 million.

Total noninterest income was $1.30 million in the fourth quarter of 2017 compared to $1.67 million in the fourth quarter of 2016.  The decrease was due primarily to a nonrecurring bargain purchase gain of $709 thousand related to the Cardinal merger which was recognized in the fourth quarter of 2016.  Noninterest income in the fourth quarter of 2017 also included nonrecurring securities gains of $116 thousand and a gain on the disposal of fixed assets totaling $188 thousand.  Excluding these nonrecurring items, noninterest income increased by $38 thousand for the quarter ended December 31, 2017 compared to the same period last year.

Total noninterest expenses decreased by $1.28 million for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016 due mainly to a reduction in merger related expenses resulting from the Cardinal merger.  Salaries and employee benefit expenses decreased by $315 thousand as reductions in the total number of employees offset normal increases in salaries and other benefit costs.  Merger related expenses totaled $763 thousand for the quarter ended December 31, 2016 compared to $50 thousand for the quarter ended December 31, 2017.

President and CEO Allan Funk stated, "We continue to be pleased with our quarterly earnings.  Without the one-time charge related to the value of our deferred tax assets, our net earnings for the quarter totaled $1.22 million which continues our trend of increased quarterly earnings since the completion of our merger in the third quarter of 2016."

Results of Operations for the Years ended December 31, 2017 and 2016

As previously announced, Grayson Bankshares, Inc. (Grayson) and Cardinal Bankshares Corporation (Cardinal) merged with and into Parkway on July 1, 2016, with Parkway as the surviving corporation.  Immediately following that merger, Cardinal's wholly-owned banking subsidiary, Bank of Floyd, merged with and into Grayson's wholly-owned banking subsidiary, Grayson National Bank. Effective March 13, 2017, Grayson National Bank's name was changed to Skyline National Bank. (For accounting purposes, Grayson is considered the acquiror and Cardinal is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2016 reflects the operations of Grayson prior to the merger.)

For the year ended December 31, 2017, total interest income increased by $4.71 million compared to the year ended December 31, 2016.  As noted above, the Cardinal merger was completed on July 1, 2016; therefore, the operating results for 2016 include only six months of combined earnings along with six months of Grayson earnings prior to the merger.  Accordingly, the increases in interest income on loans and investment securities for the year ended December 31, 2017 were due primarily to the increased volume resulting from the merger.  The increases in interest income on federal funds sold and interest-bearing deposits in banks were due more to increases in overnight borrowing rates established by the Federal Reserve.  Interest expense on deposits increased by $187 thousand in 2017 compared to 2016 as interest expense on acquired deposit balances was partially offset by decreases in deposit rates due to higher-yielding time deposits repricing to lower rates or migrating to lower-yielding non-maturity deposits.  Interest on borrowings decreased by $441 thousand due to the repayment of $20.0 million in borrowings in 2016.

The provision for loan losses for the year ended December 31, 2017 was $217 thousand, compared to a negative $5 thousand for the year ended December 31, 2016.  Asset quality has remained relatively consistent over the past year therefore the noted increase in loan loss provisions was due primarily to overall growth in the loan portfolio.

Noninterest income decreased by $342 thousand in 2017 compared to 2016. The decrease was due to the nonrecurring bargain purchase gain of $891 thousand which was recognized in 2016.  Without this gain, noninterest income increased by $549 thousand in 2017, due primarily to increases in service charges and fees resulting from additional accounts acquired through the merger with Cardinal.

Total noninterest expenses increased by $2.46 million, or 14.65% for the year ended December 31, 2017, compared to the year ended December 31, 2016.  As noted above, the overall increase in expenses for the comparative periods was due primarily to the effective date of the Cardinal merger as the 2016 expenses reflect only six months of combined operations and six months of Grayson's operating expenses prior to the merger date.   Accordingly, salaries and employee benefits increased by $1.65 million due to the increase in the number of employees, and occupancy and equipment costs increased by $603 thousand due to the addition of seven banking facilities.
In total, income before taxes increased by $1.94 million in 2017 compared to 2016.  Income tax expense increased by $1.93 million due mainly to the aforementioned $1.44 million charge to the value of our deferred tax assets.  Net income for 2017 totaled $2.43 million or $0.48 per share, compared to $2.42 million, or $0.60 per share for 2016.  Net income for 2017 would have totaled $3.86 million, or $0.77 per share, without the one-time charge to tax expense to revalue our deferred tax assets.

Balance Sheet

Total assets decreased by $10.90 million, or 1.95%, from December 31, 2016 to December 31, 2017, due to continued reductions in interest-bearing deposits.  Cash and cash equivalent balances decreased by $13.03 million and investment securities decreased by $11.87 million.  The reduction in cash and investments was used to fund net loan growth of $12.87 million as well as the aforementioned reduction in deposits.  Loan growth, combined with the decrease in deposits, resulted in an increase in the company's loan to deposit ratio to 86.28% at December 31, 2017 compared to 81.81% at December 31, 2016.

Noninterest bearing deposits increased by $3.62 million from December 31, 2016 to December 31, 2017, while interest bearing deposits decreased by $14.57 million over the same time period.  The decrease in interest bearing deposits came primarily in the form of higher yielding certificates of deposit and individual retirement accounts.  This reflected the continuation of a management strategy to allow the run-off of legacy higher-yielding deposits which were on the books of Grayson and Cardinal prior to the merger.

Stockholders' equity totaled $57.18 million at December 31, 2017 compared to $55.5 million at December 31, 2016.  The increase in equity resulted from earnings of $2.43 million, less a net change in accumulated other comprehensive losses totaling $156 thousand, and the payment of dividends of $803 thousand.  Tangible book value increased from $10.58 per share at December 31, 2016 to $10.98 per share at December 31, 2017.  The Bank remains well capitalized with Common equity tier 1 capital, Tier 1 risk-based capital, Total risk based capital, and Tier 1 leverage ratios of 12.33%, 12.33%, 13.14%, and 9.81%, respectively, as of December 31, 2017.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the combined company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2017)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
December 31, 2017 and 2016

	December 31, 2017	December 31, 2016
(dollars in thousands except share amounts)	(Audited)	(Audited)
Assets
Cash and due from banks	$6,367	$7,215
Interest-bearing deposits with banks	8,739	19,399
Federal funds sold	7,769	9,294
Investment securities available for sale	50,675	62,540
Restricted equity securities	1,388	1,149
Loans	424,871	411,968
Allowance for loan losses	(3,453)	(3,420)
Net loans	421,418	408,548
Cash value of life insurance	17,348	16,850
Foreclosed Assets
Properties and equipment, net	17,646	17,970
Accrued interest receivable	1,737	1,732
Core deposit intangible	2,045	2,327
Deferred tax assets, net	2,965	5,872
Other assets	9,864	5,890
Total assets	$547,961	$558,856

Liabilities
Deposits
Noninterest-bearing	130,847	127,224
Interest-bearing	357,594	372,163
Total deposits	488,441	499,387

Borrowings	-	-
Accrued interest payable	46	57
Other liabilities	2,292	3,946
Total liabilities	490,779	503,390

Stockholders' equity
Common stock and surplus	26,166	26,166
Retained earnings	32,526	30,654
Accumulated other comprehensive income (loss)	(1,510)	(1,354)
Total stockholders' equity	57,182	55,466
Total liabilities and stockholders' equity	$547,961	$558,856
Tangible book value per share	$10.98	$10.58

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three Months and Year Ended December 31, 2017 and 2016

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands except share amounts)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$5,332	$5,099	$20,722	$16,284
Interest-bearing deposits in banks	12	21	48	37
Federal funds sold	31	20	111	46
Interest on securities:
Taxable	309	315	1,302	1,129
Exempt from federal income tax	-	2	-	3
Dividends	29	11	91	63
	5,713	5,468	22,274	17,562

Interest expense
Deposits	366	305	1,473	1,286
Interest on borrowings	-	96	1	442
	366	401	1,474	1,728
Net interest income	5,347	5,067	20,800	15,834

Provision for loan losses	(16)	(19)	217	(5)
Net interest income after provision for loan losses	5,363	5,086	20,583	15,839

Noninterest income
Service charges on deposit accounts	339	367	1,326	1,256
Other service charges and fees	410	390	1,597	1,346
Net realized gains on securities	116	-	242	364
Mortgage origination fees	90	43	293	167
Increase in cash value of life insurance	111	126	444	382
Bargain purchase gain	-	709	-	891
Other income	231	30	326	164
	1,297	1,665	4,228	4,570

Noninterest expenses
Salaries and employee benefits	2,754	3,069	10,283	8,630
Occupancy and equipment	936	840	2,588	1,985
Foreclosed asset expense, net	11	16	44	79
Data processing expense	292	337	1,177	888
FDIC Assessments	47	25	272	247
Advertising	141	70	612	211
Bank franchise tax	147	99	397	270
Director fees	137	138	327	257
Merger related expenses	50	763	748	1,483
Other expense	402	838	2,832	2,766
	4,917	6,195	19,280	16,816
Net income before income taxes	1,743	556	5,531	3,593

Income tax expense related to operations	522	159	1,669	1,175
Income tax expense related to tax-rate change	1,435	-	1,435	-
Net income	$(214)	$397	$2,427	$2,418

Net income per share	$(0.04)	$0.08	$0.48	$0.60
Weighted average shares outstanding	5,021,376	5,021,376	5,021,376	4,026,114
Dividends declared per share	$0.00	$0.00	$0.16	$0.12